Exhibit 10.8

RESTRICTED STOCK UNITS AWARD

PURSUANT TO THE OMEGA HEALTHCARE INVESTORS, INC.

2013 STOCK INCENTIVE PLAN

THIS AGREEMENT is made as of the Grant Date, by Omega Healthcare Investors, Inc. (the “Company”) to _______________ (the “Recipient”).

Upon and subject to the Terms and Conditions attached hereto and incorporated herein by reference as part of this Agreement, the Company hereby awards as of the Grant Date to the Recipient the Restricted Stock Units (the “Restricted Stock Units Grant” or the “Award”).

A.	Grant Date: January 1, 2014.

B.	Plan: (under which Restricted Stock Units Grant is granted): Omega Healthcare Investors, Inc. 2013 Stock Incentive Plan.

C.	Restricted Stock Units: _________ Restricted Stock Units, which represents the right of the Recipient to receive upon vesting the same number of shares of the Company’s common stock (“Common Stock”), subject to adjustment as provided in the attached Terms and Conditions.

D.	Dividend Equivalents: Each Restricted Stock Unit shall accrue Dividend Equivalents, an amount equal to the dividends payable on one share of Common Stock to a shareholder of record on or after the Grant Date and until the date that the shares of Common Stock attributable to the Vested Stock Units are issued or the Restricted Stock Units are forfeited.

E.	Distribution Date of Common Stock: The shares of Common Stock attributable to the Vested Stock Units shall be issued to the Recipient on the date the Restricted Stock Units become vested. Notwithstanding the foregoing or any other provision hereof, distribution of the shares of Common Stock shall be delayed to the extent provided in any deferral agreement between the Recipient and the Company.

F.	Distribution Date of Dividend Equivalents: The Dividend Equivalents shall be paid to the Recipient on the same date that the related dividends are paid to shareholders of record, subject to required tax withholding. Notwithstanding the foregoing or any other provision hereof, distribution of Dividend Equivalents shall be delayed to the extent provided in any deferral agreement between the Recipient and the Company and shall be paid in the form provided in such agreement.

G.	Vesting Schedule: The Restricted Stock Units shall vest according to the Vesting Schedule attached hereto as Exhibit 1 (the “Vesting Schedule”). The

Restricted Stock Units which have become vested pursuant to the Vesting Schedule are herein referred to as the “Vested Stock Units.”

IN WITNESS WHEREOF, the Company has executed this Agreement as of the Grant Date set forth above.

OMEGA HEALTHCARE INVESTORS, INC.

By:

Title:

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TERMS AND CONDITIONS TO THE

RESTRICTED STOCK UNITS AGREEMENT

PURSUANT TO THE OMEGA HEALTHCARE INVESTORS, INC.

2013 STOCK INCENTIVE PLAN

1.           Vested Stock Units.   Upon vesting, the Company shall cause the shares of Common Stock attributable to the Vested Stock Units to be issued in book-entry form in the name of the Recipient.

2.           Tax Withholding.

(a)          The minimum amount of the required tax obligations imposed on the Company by reason of the issuance of the shares of Common Stock attributable to Vested Stock Units shall be satisfied by reducing the actual number of shares of Common Stock by the number of whole shares of Common Stock which, when multiplied by the Fair Market Value of the Common Stock on the Distribution Date of Common Stock, is sufficient, together with cash in lieu of any fractional share, to satisfy such tax withholding, assuming that (i) the Recipient does not make a valid election to satisfy tax withholding in cash pursuant to Subsection (b), and (ii) the Committee does not determine that tax withholding will be required to be satisfied in another manner.

(b)          However, the Recipient may elect in writing by notice to the Company received at least ten (10) days before the earliest Distribution Date of Common Stock to satisfy such tax withholding obligation in cash by the earliest Distribution Date of Common Stock, as provided in Subsection (a)(i). If the Recipient fails to timely satisfy payment of the cash amount, then Subsection (a) shall apply.

(c)           To the extent that the Recipient is required to satisfy the tax withholding obligation in this Section in cash, the Company shall withhold the cash from any cash payments then owed to the Recipient, or if none, the Recipient shall timely remit the cash amount.

(d)           If the Recipient does not timely satisfy payment of the tax withholding obligation, the Recipient will forfeit the Vested Stock Units.

3.           Restrictions on Transfer of Restricted Stock Units. Except for the transfer of any Restricted Stock Units by bequest or inheritance, the Recipient shall not have the right to make or permit to exist any transfer or hypothecation, whether outright or as security, with or without consideration, voluntary or involuntary, of all or any part of any right, title or interest in or to any Restricted Stock Units. Any such disposition not made in accordance with this Agreement shall be deemed null and void. Any permitted transferee under this Section shall be bound by the terms of this Agreement.

4.           Change in Capitalization.

(a)          The number and kind of shares issuable under this Agreement shall

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be proportionately adjusted for nonreciprocal transactions between the Company and the holders of Common Stock that cause the per share value of the shares of Common Stock subject to this Award to change, such as a stock dividend, stock split, spinoff, or rights offering (each an “Equity Restructuring”). No fractional shares shall be issued in making such adjustment.

(b)          In the event of a merger, consolidation, extraordinary dividend, sale of substantially all of the Company’s assets or other material change in the capital structure of the Company, or a tender offer for shares of Common Stock, or other reorganization of the Company, in each case that does not result in an Equity Restructuring or a Change in Control, the Compensation Committee shall take such action to make such adjustments with respect to the Restricted Stock Units as the Compensation Committee, in its sole discretion, determines in good faith is necessary or appropriate, including, without limitation, adjusting the number and class of securities subject to the Award, substituting cash, other securities, or other property to replace the Award, or removing of restrictions.

(c)          All determinations and adjustments made by the Compensation Committee pursuant to this Section will be final and binding on the Recipient. Any action taken by the Compensation Committee need not treat all recipients of awards under the Plan equally.

(d)          The existence of the Plan and the Restricted Stock Units Grant shall not affect the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Common Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or part of its business or assets, or any other corporate act or proceeding.

5.           Governing Laws.   This Award shall be construed, administered and enforced according to the laws of the State of Maryland; provided, however, no shares of Common Stock shall be issued except, in the reasonable judgment of the Compensation Committee, in compliance with exemptions under applicable state securities laws of the state in which Recipient resides, and/or any other applicable securities laws.

6.           Successors. This Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors, and permitted assigns of the parties.

7.           Notice.   Except as otherwise specified herein, all notices and other communications under this Agreement shall be in writing and shall be deemed to have been given if personally delivered or if sent by registered or certified United States mail, return receipt requested, postage prepaid, addressed to the proposed recipient at the last known address of the Recipient. Any party may designate any other address to which notices shall be sent by giving notice of the address to the other parties in the same manner as provided herein.

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8.           Severability. In the event that any one or more of the provisions or portion thereof contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

9.           Entire Agreement.   Subject to the terms and conditions of the Plan, this Agreement expresses the entire understanding and agreement of the parties with respect to the subject matter.

10.         Headings and Capitalized Terms.   Paragraph headings used herein are for convenience of reference only and shall not be considered in construing this Award. Capitalized terms used, but not defined, in this Agreement shall be given the meaning ascribed to them in the Plan.

11.         Specific Performance.   In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are thereby aggrieved shall have the right to specific performance and injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

12.         No Right to Continued Retention.   Neither the establishment of the Plan nor the award of Restricted Stock Units hereunder shall be construed as giving Recipient the right to continued service with the Company or an Affiliate.

13.         Definitions.   As used in these Terms and Conditions and this Agreement:

“Cause” shall have the meaning set forth in the employment agreement then in effect between the Recipient and the Company, or, if there is none, then Cause shall mean the occurrence of any of the following events:

(a)          willful refusal by the Recipient to follow a lawful direction of the person to whom the Recipient reports or the Board of Directors of the Company (the “Board”), provided the direction is not materially inconsistent with the duties or responsibilities of the Recipient’s position with the Company, which refusal continues after the Board has again given the direction in writing;

(b)          willful misconduct or reckless disregard by the Recipient of his duties or with respect to the interest or material property of the Company;

(c)          intentional disclosure by the Recipient to an unauthorized person of Confidential Information or Trade Secrets, which causes material harm to the Company;

(d)          any act by the Recipient of fraud against, material misappropriation from or significant dishonesty to either the Company or an Affiliate, or any other party, but in

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the latter case only if in the reasonable opinion of at least two-thirds of the members of the Board (excluding the Recipient), such fraud, material misappropriation, or significant dishonesty could reasonably be expected to have a material adverse impact on the Company or its Affiliates; or

(e)          commission by the Recipient of a felony as reasonably determined by at least two-thirds of the members of the Board (excluding the Recipient).

“Change in Control” means any one of the following events which occurs following the Grant Date:

(a)          the acquisition within a twelve (12) month period, directly or indirectly, by any “person” or “persons” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than the Company or any employee benefit plan of the Company or an Affiliate, or any corporation pursuant to a reorganization, merger or consolidation, of equity securities of the Company that in the aggregate represent thirty percent (30%) or more of the total voting power of the Company’s then outstanding equity securities;

(b)          the acquisition, directly or indirectly, by any “person” or “persons” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than the Company or any employee benefit plan of the Company or an Affiliate, or any corporation pursuant to a reorganization, merger or consolidation of equity securities of the Company, resulting in such person or persons holding equity securities of the Company that, together with equity securities already held by such person or persons, in the aggregate represent more than fifty percent (50%) of the total fair market value or total voting power of the Company’s then outstanding equity securities;

(c)          individuals who as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(d)          a reorganization, merger or consolidation, with respect to which persons who were the holders of equity securities of the Company immediately prior to such reorganization, merger or consolidation, immediately thereafter, own equity securities of the surviving entity representing less than fifty percent (50%)

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of the combined ordinary voting power of the then outstanding voting securities of the surviving entity; or

(e)          the acquisition within a twelve (12) month period, directly or indirectly, by any “person” or “persons” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than any corporation pursuant to a reorganization, merger or consolidation, of assets of the Company that have a total gross fair market value equal to or more than eighty-five percent (85%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition.

Notwithstanding the foregoing, no Change in Control shall be deemed to have occurred for purposes of this Agreement (a) unless the event also constitutes a “change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Code Section 409A(a)(2)(v), or (b) by reason of any actions or events in which the Recipient participates in a capacity other than in his capacity as an officer, employee, or director of the Company or an Affiliate.

“Confidential Information” means data and information relating to the Business of the Company or an Affiliate (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Recipient or of which the Recipient became aware as a consequence of or through his relationship to the Company or an Affiliate and which has value to the Company or an Affiliate and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company or an Affiliate (except where such public disclosure has been made by the Recipient without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means without breach of any obligations of confidentiality owed to the Company or any of its Affiliates.

“Good Reason” shall have the meaning set forth in the employment agreement then in effect between the Recipient and the Company, or, if there is none, then Good Reason shall mean the occurrence of all of the events listed in either (a) or (b) below:

(a)          (i) the Recipient experiences a material diminution of the Recipient’s responsibilities of his position, as reasonably modified by the person to whom the Recipient reports or the Board from time to time, such that the Recipient would no longer have responsibilities substantially equivalent to those of other executives holding equivalent positions at companies with similar revenues and market capitalization;

(ii)          the Recipient gives written notice to the Company of the facts and circumstances constituting the material diminution in responsibilities within ten (10) days following the occurrence of such material diminution;

(iii)         the Company fails to remedy the material diminution in responsibilities within ten (10) days following the Recipient’s written notice of the material diminution in responsibilities; and

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(iv)         the Recipient terminates his employment and this Agreement within thirty (30) days following the Company’s failure to remedy the material diminution in responsibilities.

(b)          (i) the Company requires the Recipient to relocate the Recipient’s primary place of employment to a new location that is more than fifty (50) miles from its current location (determined using the most direct driving route), without the Recipient’s consent;

(ii)          the Recipient gives written notice to the Company within ten (10) days following receipt of notice of relocation of his objection to the relocation;

(iii)         the Company fails to rescind the notice of relocation within ten (10) days following the Recipient’s written notice; and

(iv)         the Recipient terminates his employment within thirty (30) days following the Company’s failure to rescind the notice.

“Trade Secrets” means information including, but not limited to, technical or nontechnical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

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EXHIBIT 1

VESTING SCHEDULE

A.	The Restricted Stock Units shall become Vested Stock Units in accordance with the schedule below:

Date	Percentage of Restricted Stock Units which are Vested Stock Units

December 31, 2016	100%

; provided the Recipient must remain an employee, director or consultant of the Company or an Affiliate through the indicated date set forth above to vest in accordance with the schedule above.

B.	Notwithstanding the foregoing, if more than sixty (60) days before a Change in Control and in the year set forth in the schedule below:

1.	the Recipient ceases services as an employee, director or consultant of the Company or an Affiliate due to the Recipient’s death or Disability,

2.	the Recipient resigns from the Company for Good Reason, or

3.	the Company terminates the Recipient’s employment without Cause,

then the percentage of the Restricted Stock Units in the schedule set forth below shall become Vested Stock Units if they have not been previously forfeited.

Year of Termination	Percentage of Restricted Stock Units which are Vested Stock Units

2014	33 1/3%
2015	66 2/3%
2016	100%

C.	Notwithstanding the foregoing, if a Change in Control occurs on or after the Grant Date and before December 31, 2016, and within (i) sixty (60) days before a Change in Control or (ii) after a Change in Control:

1.	the Recipient ceases services as an employee, director or consultant of the Company or an Affiliate due to the Recipient’s death or Disability,

2.	the Recipient resigns from the Company for Good Reason, or

3.	the Company terminates the Recipient’s employment without Cause.

Exhibit 1 – Page 1

then all Restricted Stock Units shall become Vested Stock Units as of the later of the date of the Change in Control or the date of termination of employment if they have not been previously forfeited.

D.	Restricted Stock Units which have not become Vested Stock Units as of the earlier of December 31, 2016 or, except as provided in Item C above, the Recipient’s cessation of services as an employee, director, or consultant of the Company or an Affiliate shall be forfeited.

Exhibit 1 – Page 2